SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of Incorporation or organization)	001-11174 (Commission File Number)	06-1340090 (I.R.S. Employer Identification Number)

20415 Nordhoff Street, Chatsworth, CA  91311

(Address of principal executive offices)      (Zip Code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2009, the Board of Directors of MRV Communications, Inc. (the “Company”) approved a new pay structure for the Board of Directors and took certain actions regarding compensation for the Company’s management and employees.  The new pay structure for the Board is intended to better align the Board incentives with the best interests of the Company and its stockholders.  The pay structure for non-employee directors is as follows:

a)              annual retainer of $40,000 to all Board members, payable quarterly;

b)             annual committee membership fee of $2,500 for participation in each of the Compensation and Nominating and Governance Committees, and $3,000 for participation in the Audit Committee;

c)              annual fee of $4,000 for chairing the Compensation and Nominating and Governance Committees, and $5,000 for chairing the Audit Committee;

d)             annual grant of 20,000 stock options, vesting over four years pro rata in annual installments or upon a change of control, with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant; and

e)              annual grant of 10,000 shares of restricted stock, vesting upon the earlier of one year or a change of control.

In addition, the Board agreed that the role of an independent chairperson was new to the Company, and such position would require additional compensation.  The Board approved an annual retainer of $60,000 for the Chair of the Board, payable quarterly, plus 9,000 shares of restricted stock and 18,000 stock options in addition to compensation she otherwise receives as a Board member.  The terms of the restricted stock and stock options are the same as for the Board members. In addition, the Board approved a one-time annual fee equal to her Chair fee, in order to compensate her for the extraordinary efforts that she is expected to contribute in her initial twelve-month term.

Further, the Board noted that certain directors had promised not to take cash compensation or restricted stock if they were elected to the Board, and therefore, the Board approved the election of stock options in lieu of payment of the cash compensation or restricted stock grants described above.  The equivalent stock options are to be valued pursuant to the Black-Sholes valuation method, and will be granted on the same date as the annual grant of stock options to Board members.

As previously disclosed, certain employees and members of management received a temporary 10% reduction in pay in March 2009.  On November 19, 2009, the Board reinstated full pay for Messrs. Guy Avidan and Chris King, among others, along with providing a payment of approximately 35% of the lost pay to all employees and management, including named executive officers, who had received the reduction in pay.  In addition, the Board approved grants of stock options to employees that had been hired or promoted during the past 18 months and had not received their grants due to the pending restatement of the Company’s financial statements, which was completed in October 2009.  As part of the stock option grant authorization, a grant of 20,000 stock options was approved for Mr. King, who was promoted to the position of Chief Financial Officer in July 2009.  The stock options will be granted on December 1, 2009, will vest pro rata annually over four years, and have an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.

Item 8.01 Other Events

On November 23, 2009, the Company announced in a press release that Joan Herman was elected Chair of the Company’s Board of Directors on November 12, 2009.  The press release also includes information regarding the election of directors and the ratification of the Company’s independent registered public accounting firm for the year ending December 31, 2009.  A copy of MRV’s press release of November 23, 2009 is attached to this Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit 99.1   Registrant’s press release of November 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 25, 2009

MRV COMMUNICATIONS, INC.

By:	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
VP, General Counsel and Secretary